Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements of Gray Television Inc. (“Gray” or the “Company”) give effect to the Company’s previously announced February 16, 2016 acquisition of the television and radio broadcast assets of Schurz Communications, Inc. (“Schurz”) for an adjusted purchase price of $443.4 million plus transaction related expenses (the “Schurz Acquisition”), and the Related Transactions, and the Divestiture of Radio (each as described below). In connection with the Schurz Acquisition, the Company (i) sold a television station on each of February 1, 2016 and February 16, 2016 and acquired a television station on each of February 1, 2016 and February 16, 2016 to facilitate regulatory approvals for the Schurz Acquisition (collectively, the “Related Transactions”) and (ii) divested the Schurz radio stations to three radio broadcasters on February 16, 2016 (the “Divestiture of Radio”).

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 were prepared based on the historical: (i) condensed consolidated statements of operations of the Company; and (ii) condensed combined statements of income of Schurz, giving pro forma effect to the Schurz Acquisition, the Related Transactions, and the Divestiture of Radio as if they had all been consummated on January 1, 2014. The unaudited pro forma condensed combined balance sheet was prepared based on the historical: (i) condensed consolidated balance sheet of the Company and (ii) condensed combined balance sheet of Schurz, each as of September 30, 2015, giving pro forma effect to the Schurz Acquisition, the Related Transactions, and the Divestiture of Radio as if they had all been consummated on September 30, 2015.

Unaudited Pro Forma Condensed Combined Financial Statement Considerations

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Gray considered the acquirer of the stations obtained from Schurz and via the Related Transactions. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, Gray has completed only a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Schurz Acquisition and Related Transactions, and is in the process of completing a final allocation of such purchase price. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial statements, and these differences may be material.

Gray has incurred significant costs, and expects to achieve certain revenue and other synergies in connection with the completion of the Schurz Acquisition and Related Transactions and the integration of the acquired operations. The following unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax or other synergies expected to result from the Schurz Acquisition.

The following unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Gray would have been had the Schurz Acquisition and Related Transactions occurred on the date assumed or any other date, nor is it necessarily indicative of Gray’s future results of operations. The following unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Gray management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited interim historical consolidated financial statements as of and for the nine month period ended September 30, 2015 and the audited historical consolidated financial statements as of and for the year ended December 31, 2014 of Gray, which have been filed with the Securities and Exchange Commission (“SEC”), and the unaudited interim historical combined financial statements as of and for the nine month period ended September 30, 2015 and the audited historical combined financial statements as of and for the year ended December 31, 2014 of Schurz, which are incorporated by reference in this Current Report on Form 8-K/A.

GRAY TELEVISION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Nine Months Ended September 30, 2015
			Related	Divestiture	Pro Forma		Pro Forma
	Gray	Schurz (a)	Transactions (b)	of Radio (c)	Adjustments		Combined

Revenues (less agency commissions)	$427,869	$100,528	$(10,836)	$(9,481)	$-0-		$508,080

Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	272,213	75,373	(10,932)	(8,072)	-0-		328,582
Corporate and administrative	23,313	5,108	-0-	-0-	(5,569)	(d)	22,852
Depreciation and amortization	35,621	9,707	(2,301)	(329)	2,989	(e)	45,687
Loss (gain) on disposal of assets, net	562	611	(36)	(7)	-0-		1,130
Operating expenses	331,709	90,799	(13,269)	(8,408)	(2,580)		398,251
Operating income (loss)	96,160	9,729	2,433	(1,073)	2,580		109,829
Other income (expense):
Miscellaneous income (expense), net	102	(21)	19	(55)	-0-		45
Interest (expense) income	(55,762)	(11,002)	1,811	1,531	(7,975)	(f)	(71,397)
Income (loss) before income taxes	40,500	(1,294)	4,263	403	(5,395)		38,477
Income tax expense (benefit)	16,186	-0-	-0-	-0-	(795)	(g)	15,391
Net income (loss)	$24,314	$(1,294)	$4,263	$403	$(4,600)		$23,086

Basic per share information:
Net income available to stockholders	$0.36						$0.34
Weighted average shares outstanding	67,215						67,215

Diluted per share information:
Net income available to stockholders	$0.36						$0.34
Weighted average shares outstanding	67,824						67,824

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31, 2014
			Related	Divestiture	Pro Forma		Pro Forma
	Gray	Schurz (a)	Transactions (b)	of Radio (c)	Adjustments		Combined

Revenues (less agency commissions)	$508,134	$152,279	$(14,672)	$(14,067)	$-0-		$631,674

Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	285,990	101,427	(13,806)	(11,753)	-0-		361,858
Corporate and administrative	29,203	5,949	-0-	-0-	(5,949)	(d)	29,203
Depreciation and amortization	38,545	11,365	(2,841)	(435)	5,224	(e)	51,858
Loss (gain) on disposal of assets, net	623	705	(2)	-0-	-0-		1,326
Operating expenses	354,361	119,446	(16,649)	(12,188)	(725)		444,245
Operating income (loss)	153,773	32,833	1,977	(1,879)	725		187,429
Other income (expense):
Miscellaneous income (expense), net	23	(5)	26	196	-0-		240
Interest (expense) income	(68,913)	(13,065)	2,342	2,039	(12,598)	(f)	(90,195)
Loss from early extinguishment of debt	(5,086)	-0-	-0-	-0-	-0-		(5,086)
Income (loss) before income taxes	79,797	19,763	4,345	356	(11,873)		92,388
Income tax expense	31,736	-0-	-0-	-0-	5,034	(g)	36,770
Net income (loss)	$48,061	$19,763	$4,345	$356	$(16,907)		$55,618

Basic per share information:
Net income available to stockholders	$0.83						$0.96
Weighted average shares outstanding	57,862						57,862

Diluted per share information:
Net income available to stockholders	$0.82						$0.95
Weighted average shares outstanding	58,364						58,364

GRAY TELEVISION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)

	September 30, 2015
			Related	Divestiture	Pro Forma		Pro Forma
	Gray	Schurz (h)	Transactions (i)	of Radio (j)	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$81,169	$1,247	$11,453	$(664)	$(19,009)	(k)	$74,196
Receivables, net	110,812	21,063	(2,557)	(1,871)	-0-		127,447
Other current assets	36,136	7,470	(460)	(157)	-0-		42,989
Total current assets	228,117	29,780	8,436	(2,692)	(19,009)		244,632

Property and equipment, net	229,384	105,125	(30,848)	(4,183)	25,340	(l)	324,818
Deferred loan costs, net	16,252	-0-	-0-	-0-	8,205	(m)	24,457
Broadcast licenses	1,058,250	57,753	(554)	(7,999)	175,034	(n)	1,282,484
Goodwill	398,235	48,635	32,390	(2,508)	(17,091)	(o)	459,661
Other intangible assets, net	51,084	12,274	2,202	(2,841)	8,103	(p)	70,822
Other assets	110,756	24,743	(561)	(23)	(19,164)	(q)	115,751
Total assets	$2,092,078	$278,310	$11,065	$(20,246)	$161,418		$2,522,625

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,380	$2,845	$(177)	$(282)	$-0-		$6,766
Accrued expenses	71,883	9,940	(844)	(957)	-0-		80,022
Current portion of program broadcast obligations	13,144	3,606	(327)	-0-	-0-		16,423
Deferred revenue	2,248	-0-	-0-	-0-	-0-		2,248
Current portion of long term debt	-0-	752	-0-	-0-	(752)	(q)	-0-
Total current liabilities	91,655	17,143	(1,348)	(1,239)	(752)		105,459

Long term debt, less current portion	1,235,753	295,778	(48,387)	(42,998)	220,607	(r)	1,660,753
Deferred income taxes	313,511	-0-	-0-	-0-	-0-		313,511
Other long term liabilities	33,921	15,341	(195)	(14,683)	(265)	(q)	34,119
Total liabilities	1,674,840	328,262	(49,930)	(58,920)	219,590		2,113,842

STOCKHOLDERS' EQUITY	417,238	(49,952)	60,995	38,674	(58,172)		408,783
Total liabilities and stockholders' equity	$2,092,078	$278,310	$11,065	$(20,246)	$161,418		$2,522,625

GRAY TELEVISION, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL statements

The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations of Gray based upon the historical financial statements of each of Gray and Schurz, after giving effect to the Schurz Acquisition, the Related Transactions and the Divestiture of Radio, and is intended to reflect their impact on Gray’s historical consolidated results of operations. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 combines the historical consolidated statements of operations of Gray with the historical condensed combined statements of income of Schurz, also giving effect to the Related Transactions and the Divestiture of Radio, as if all of such transactions had occurred as of January 1, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the historical consolidated statements of operations of Gray with the historical condensed combined statements of income of Schurz, also giving effect to the Related Transactions and the Divestiture of Radio, as if all of such transactions had occurred as of January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015 combines the historical consolidated balance sheet of Gray with the historical condensed combined balance sheet of Schurz also giving effect to the Related Transactions and the Divestiture of Radio, as if all of such transactions had occurred as of September 30, 2015. The accompanying unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with, the unaudited interim consolidated financial statements of Gray and the unaudited interim condensed combined financial statements of Schurz as of and for the nine month period ended September 30, 2015, and the audited consolidated financial statements of Gray and the audited condensed combined financial statements of Schurz for their fiscal years ended December 31, 2014.

The accompanying unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies expected to result from the Schurz Acquisition and Related Transactions.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Gray considered the acquirer of the stations obtained from Schurz and via the Related Transactions. The following adjustments are reflected:

(a)

The unaudited historical combined financial information of Schurz has been adjusted to reflect certain reclassifications in order to conform to Gray’s financial statement presentation. Specifically, Schurz operating expense was allocated among three line items: broadcast operating expenses; corporate and administrative operating expenses; and loss (gain) on disposal of assets, net. Schurz depreciation expense and amortization expense were combined into a single line. Schurz interest expense – on debt due to parent and interest expense were combined into a single line item. Schurz other expense (income) was renamed miscellaneous income (expense), net. Such adjustments had no impact on combined historical amounts.

(b)

Adjustments to reflect the addition or elimination, as applicable, of the results of operations of the stations purchased (WBXX in Knoxville, Tennessee on February 1, 2016 and WLUC in Marquette, Michigan on February 16, 2016), and sold (KAKE in Wichita, Kansas on February 1, 2016 and WSBT in South Bend, Indiana on February 16, 2016) in the Related Transactions.

(c)	Adjustments to reflect the elimination of the results of operations of the Divestiture of Radio from Schurz’s historical financial statements, as such assets were not retained by Gray.

(d)

For the nine month period ended September 30, 2015, an adjustment to eliminate $0.5 million in legal and other professional fees related to the Schurz Acquisition which were incurred by Gray, and an adjustment to eliminate $5.1 million of corporate administrative expense which had been allocated to Schurz television stations from Schurz’s parent company and will not recur under Gray ownership. Such corporate assets were not acquired and related costs were not assumed by Gray. For the year ended December 31, 2014, an adjustment to eliminate $5.9 million of corporate administrative expense which had been allocated to Schurz television stations from Schurz’s parent company and will not recur under Gray ownership.

(e)

Adjustments to depreciation and amortization expense of stations acquired and retained by Gray in the Schurz Acquisition. The adjustment replaces historical depreciation and amortization expense for these stations with depreciation and amortization expense calculated using Gray’s preliminary fair value estimates for assets acquired and useful lives for those assets in accordance with Gray’s depreciation and amortization policies as follows (in thousands):

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Prior depreciation	$(5,736)	$(6,644)
Prior amortization	(909)	(977)
New depreciation	7,057	9,409
New amortization	2,577	3,436
Net adjustment	$2,989	$5,224

The following table reconciles the base purchase price for the Schurz Acquisition to the amount allocated, on a preliminary basis, to the estimated fair values of the assets acquired and retained as well as liabilities assumed and retained in the Schurz Acquisition (in thousands):

Base purchase price	$442,500
Purchase price adjustment	948
Adjusted purchase price	443,448
Less: consideration received for Divestiture of Radio	(16,000)
Net purchase price	$427,448

The following table summarizes the preliminary allocation of the net purchase price to (i) the estimated fair values of the assets acquired and liabilities assumed in the Schurz Acquisition and (ii) the non-cash exchange of WSBT for WLUC which was included in the Related Transactions (in thousands):

Accounts receivable	$19,317
Other current assets	3,030
Property and equipment	97,804
Broadcast licenses	231,391
Goodwill	61,371
Other intangible assets	19,738
Other assets	3,430
Current liabilities	(8,202)
Long term broadcast obligations	(431)
Total	$427,448

The preliminary allocation of the purchase price is based upon management’s estimate of fair values using valuation techniques including the income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.

Property and equipment will be depreciated over their estimated useful lives ranging from 3 years to 40 years.

The amount related to other intangible assets represents the estimated fair values of retransmission agreements of $15.1 million; advertising contracts of $0.4 million; advertising relationships of $1.6 million; and favorable leases of $2.6 million. These intangible assets are being amortized over their estimated useful lives of approximately 4.9 years for retransmission agreements; approximately 2.0 years for advertising contracts; approximately 5.5 years for advertising relationships; and approximately 9.6 years for leases.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce, as well as future synergies that we expect to generate from the Schurz Acquisition. We have preliminarily recorded $61.4 million of goodwill in connection with the Schurz Acquisition, all of which we expect to be deductible for income tax purposes.

The fair values of assets acquired and liabilities assumed were based upon preliminary valuations and the estimates and assumptions are subject to change within the measurement period as additional information is obtained. A decrease in the fair value of the assets acquired or liabilities assumed in the Schurz Acquisition from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill resulting from the Schurz Acquisition. In addition, if the value of the property and equipment and other intangible assets is higher than the amount included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented herein. Any such increases could be material, and could result in the Company’s actual future financial condition or results of operations differing materially from that presented herein.

(f)

In connection with the completion of the Schurz Acquisition, the Company, as borrower, and the other parties thereto entered into the Second Amendment and Incremental Facility Agreement to the Company’s Second Amended and Restated Credit Agreement, dated as of June 13, 2014, with Wells Fargo Bank, National Association, as Administrative Agent and the lenders party thereto (the “Credit Agreement”). On February 16, 2016, the Company borrowed $425.0 million under the Credit Agreement at an effective interest rate of 4.25%, and used borrowings thereunder to pay the purchase price to complete the Schurz Acquisition and to pay related fees and expenses. As a consequence of this incremental borrowing, the effective interest rate on Gray’s existing balance under the Credit Agreement increased from 3.75% to 3.9375%. Adjustments reflect:

1.

the elimination of interest expense of $7.6 million and $8.7 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, in each case relating to credit facilities for the Schurz stations which Gray did not assume;

2.

the inclusion of incremental interest expense of $14.5 million and $19.8 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, in each case relating to the amounts outstanding under the Credit Agreement; and

3.

amortization expense of $1.1 million and $1.5 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, in each case relating to the deferred financing charges incurred in connection with this amendment to the Credit Agreement.

(g)

Adjustments to reflect income tax benefit of $0.8 million for the nine months ended September 30, 2015 and income tax expense of $5.9 million for the year ended December 31, 2014, resulting from the Schurz Acquisition, the Related Transactions, the Divestiture of Radio and pro forma adjustments to the condensed combined statements of operations based on estimated combined federal and state effective income tax rates of 40.0% and 39.8% for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

(h)

The audited historical combined financial information of Schurz has been adjusted to reflect certain reclassifications in order to conform to Gray’s financial statement presentation. Specifically, intangible assets – net was allocated among broadcast licenses and other intangibles, net. Accounts receivable, less allowance for doubtful accounts $503, and $635 was renamed receivables, net. Prepaid expenses and other current assets, and Current portion of television program rights were combined into other current assets. Due from parent and television program rights – less current portion, and other assets were combined into other assets. Accrued expenses and unexpired subscriptions and deposits were combined into accrued expenses and deferred revenue. Long-term debt – due to parent and long-term debt – less current portion were combined into long term debt, less current portion. Other liabilities, supplemental deferred compensation plan and other nonqualified benefit plans were combined into other long term liabilities. Parent’s equity in broadcast was renamed stockholders’ equity. Such adjustments had no impact on combined historical amounts.

(i)	Reflects:

1.

elimination of the historical book value of the assets and liabilities of television stations KAKE in Wichita, Kansas and WSBT in South Bend, Indiana included in the Gray and Schurz historical financial information, respectively, which were divested as part of the Related Transactions; and

2.

inclusion of the assets and liabilities at fair value of additional television stations WBXX in Knoxville, Tennessee and WLUC in Marquette, Michigan, which Gray acquired from third parties as part of the Related Transactions.

(j)	Reflects the elimination of asset and liability balances associated with the Divestiture of Radio. These balances are included in Schurz historical financial information.

(k)

Adjustments to Gray’s cash on hand, as a result of the use of $18.2 million of cash on hand to fund in part deal expenses and the purchase price required to complete the Schurz Acquisition, and adjustments to opening balances of acquired stations to exclude $0.6 million in cash which was not included in the purchased assets.

(l)	Adjustment to reflect the value of property and equipment acquired at preliminary estimated fair values as follows (in thousands):

	Historical Book Value	Preliminary Estimated Fair Value at Acquisition Date
Land	$9,359	$9,267
Buildings and improvements	41,829	36,458
Equipment	75,779	48,022
	126,967	93,747
Accumulated depreciation	(58,560)	-0-
Total	$68,407	$93,747

(m)

Adjustments to include incremental deferred loan costs. As noted in (f) above, the Company, in connection with the completion of the Schurz Acquisition borrowed $425.0 million under the Credit Agreement and, as a consequence, incurred $8.2 million in deferred financing costs which will be amortized over the life of the Credit Agreement.

(n)	Adjustments to reflect the preliminary estimated fair value of broadcast licenses acquired.

(o)

Adjustments to reflect the incremental value of goodwill (calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed) acquired.

(p)

Adjustments to reflect the net incremental value of other intangible assets acquired from Schurz. The historical net book value of the other intangible assets associated with these acquired stations was adjusted to the appraised fair value of these licenses as of the acquisition date.

(q)	Adjustments to the opening balances of stations acquired from Schurz to exclude certain assets and liabilities which were not acquired or assumed.

(r)	Adjustments to reflect incremental debt incurred. See note (f).